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Exhibit 23.1

                  ACCOUNTANTS' CONSENT WITH REPORT ON SCHEDULE

The Board of Directors
e.spire Communications, Inc.:

The audits referred to in our report dated February 16, 1999, except for note 2 which is as of February 26, 1999, included the related financial statement schedule for the year ended June 30, 1996, the six months ended December 31, 1996 and the years ended December 31, 1997 and 1998, included in the December 31, 1998 annual report on Form 10-K of e.spire Communications, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (No. 333-35925, No. 333-40037, No. 333-41653 and No. 333-47155) on Form S-3, (No.
33-99964, No. 333-19089, No. 333-43069, No. 333-47869, No. 333-51511, No.
333-58457, No. 333-60003 and No. 333-71387) on Form S-8 and (No. 333-64079) on
Form S-4 of e.spire Communications, Inc. of our report dated February 16, 1999, except for note 2 which is as of February 26, 1999, relating to the consolidated balance sheets of e.spire Communications and subsidiaries as of December 31, 1997, and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended June 30, 1996, the six months ended December 31, 1996, and the years ended December 31, 1997 and 1998, which report appears in the December 31, 1998 annual report on Form 10-K of e.spire Communications, Inc.

/s/ KPMG LLP

Washington, D.C.
March 29, 1999